Exhibit 10.5

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT
WITH
GARY D. RILEY

THIS AMENDED AND RESTATED AGREEMENT was originally entered into on 12th day of June, 2015 (the “Prior Agreement”) and this agreement is hereby amended and restated as of May 24, 2017 (the “Agreement”), by and between FIRST FEDERAL BANK OF WISCONSIN, a federally chartered savings bank having its principal place of business in the city of Waukesha, Wisconsin, hereinafter called “Bank,” party of the first part, and Gary D. Riley, hereinafter called “Executive,” party of the second part.

W I T N E S S E T H:

WHEREAS, the Executive was previously covered by an Employment Agreement dated as of August 31, 2006, as amended on March 24, 2009 and May 16, 2014 (the “Employment Agreement”);

WHEREAS, in connection with the Bank’s proposed mutual holding company reorganization (the “Reorganization”) and minority offering (the “Offering”) the Bank desires to amend and restate the Prior Agreement in order to make certain changes; and

WHEREAS, Section 9.1 of the Prior Agreement provides that the agreement may be amended by mutual agreement of the parties.

NOW, THEREFORE, the Bank hereby amends and restates the Agreement as follows:

ARTICLE 1
CONDITIONS

1.1.          The Bank previously employed the Executive in accordance with the terms and conditions of the Employment Agreement.

1.2.          The payment of benefits under this Agreement is conditioned upon the Executive complying with all of the terms and conditions of the Employment Agreement, including, but not limited to, Section 10 regarding Confidential Information and Section 11 regarding Non-solicitation.

1.3.          The payments provided hereinafter are conditioned on the Executive fulfilling all requirements and conditions, and in the event the Executive at any time materially breaches the foregoing requirements and conditions, the Board of Directors by resolution may eliminate further payments to the Executive and Executive’s designated beneficiaries, and all amounts then remaining unpaid under this Agreement shall be forfeited, and the Bank shall have no further liability to the Executive or any other person.

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ARTICLE 2
BENEFITS

2.1.          Retirement. If the Executive shall continue in the employment of the Bank until December 31, 2016, the Bank agrees upon such retirement that it will pay to the Executive the total Accrued Balance of $188,563.00, plus interest at the rate of 5 percent per annum in accordance with Exhibit A, payable to Executive in equal monthly payments of $2,000.00 each, commencing on the 31st day of January, 2017, and on the last day of each consecutive month thereafter, with a final payment paid on December 31, 2027.

2.2.          Death After Benefit. The Bank agrees that if the Executive shall retire, but shall die before receiving the total number of payments as specified herein, the Bank shall continue to make such monthly payments to such beneficiary(ies) as the Executive may have specified in writing prior to his death until the total amount of payments as agreed to have been made, with the payments made under the same payment schedule as if the Executive had not died. In the event the Executive shall fail to designate a beneficiary prior to his death, the payments shall be made to the Personal Representative of the Executive’s estate.

ARTICLE 3
NOT A CONTRACT OF EMPLOYMENT

3.1.          This Agreement shall not be deemed to constitute a contract of employment between the parties hereto.

ARTICLE 4

4.1.          [Reserved]

ARTICLE 5
REORGANIZATION

5.1.          The Bank shall not merge, or consolidate into or with another Bank, or reorganize or sell substantially all of its assets to another Bank, firm or person unless and until such succeeding or continuing Bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement, except this Section 5.1 shall not apply to the Reorganization and Offering.

5.2.          This Agreement shall be binding upon and inure to the benefit of the Executive, his designated beneficiary, and his personal representatives, and the Bank and any successor organization which shall succeed to substantially all of its assets and business.

ARTICLE 6
FUNDING

6.1.          The Bank’s obligation under this Agreement shall be an unfunded and unsecured promise to pay.

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The Bank shall not be obligated under any circumstances to fund its obligations, but the Bank may, however, at its sole and exclusive option, elect to fund this Agreement in whole or in part.

6.2.          Should the Bank elect to fund this Agreement, in whole or in part, the continuance or discontinuance of such funding shall be the sole and exclusive decision of the Bank.

6.3.          Should the Bank elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or a combination of both, or otherwise, the Bank shall be the owner and beneficiary of any such medium of funding. The Bank reserves the absolute right, at its sole discretion, to terminate such medium of funding, as well as any other funding at any time, either in whole or in part. At no time shall the Executive be deemed to have any right, title or interest in or any specified asset or assets of the Bank, including but not by way of restriction, any insurance or annuity contracts or the proceeds therefrom.

6.4.          Any such life insurance, annuity policy, or other medium of funding purchased or created by the Bank shall not in any way be considered to be security for the performance of the obligations of this Agreement. It shall be and remain, a general, unpledged, unrestricted, asset of the Bank.

6.5.          The Executive hereby agrees to submit to medical examination, supply such information and execute such documents as may be required by the insurance Bank or companies to whom the Bank may have applied for such insurance.

6.6.          This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unrestricted creditor of the Bank.

ARTICLE 7
ACCELERATION

7.1.          The Bank reserves the right to accelerate the payment of any benefits payable under this Agreement by paying a lump sum payment of the Accrued Balance without the consent of the Executive, his estate, his beneficiary or any other person claiming through the Executive pursuant to the requirements and regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 8
ASSIGNABILITY, ALIENABILITY

8.1.          Except insofar as required by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefit under this Agreement shall be valid or recognized by the Bank. Neither the Executive, his spouse, nor the designated beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, owned by the Executive or his beneficiary, to be transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

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ARTICLE 9
AMENDMENT

9.1.          During the lifetime of the Executive, this Agreement may be amended or revoked at any time, in whole or in part, by mutual agreement of the parties. Bank and Executive may from time to time agree to increase the benefits to be paid pursuant to this Agreement. In the event of such change or changes, there shall be attached to this Agreement an addendum executed by Executive and Bank setting forth the increase in such benefits together with a revision or revised Exhibit A. The terms and conditions of such addendum shall be incorporated herein by reference as if fully set forth in this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1.        This Agreement shall be subject to and governed in accordance with the laws of the State of Wisconsin.

10.2.        The Bank shall be entitled to withhold from the amounts to be paid to Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, however, that the amounts so withheld shall not exceed the minimum amount required to be withheld by law.

10.3.        No waiver of either party’s obligations under this Agreement shall be effective unless in writing and signed by both parties. No failure on the part of either party to exercise, and no delay in the exercising of, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right or remedy granted hereby, by any related document or by law. No waiver of any such right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future.

10.4.        If either party initiates legal action to enforce its rights under this Agreement, such action shall be venued exclusively in the Circuit Court for Waukesha County, State of Wisconsin.

10.5.        This Agreement constitutes and expresses the entire understanding between the parties with respect to all matters contained herein, and supersedes all prior oral or written agreements or understandings between the parties on the matters contained herein. No modification, addition, waiver, or cancellation of any provision of this Agreement shall be valid except by a writing signed by both parties.

ARTICLE 11
SECTION 409A REQUIREMENTS

11.1.        For purposes of this Agreement, a “retirement” or “termination of employment” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the retirement or termination of employment (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12

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months immediately preceding the retirement or termination of employment. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this Agreement shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

11.2         The Agreement shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of the Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury.

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IN WITNESS WHEREOF, Executive and Bank have executed this Agreement effective as of the date first above written.

FIRST FEDERAL BANK OF WISCONSIN

By:	/s/ James Tarantino
James Tarantino, Director

Attest:	/s/ Kathryn Sawyer Gutenkunst
Kathryn Sawyer Gutenkunst, Secretary

/s/ Gary D. Riley	(Seal)
Gary D. Riley

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FORM FOR BENEFICIARY DESIGNATION

Executive’s designation of direct and contingent beneficiaries for death benefit from the Deferred Compensation Agreement entered into between First Federal Bank of Wisconsin and Gary D. Riley dated June 17, 2015 (the “Agreement”).

DATE THIS FORM SIGNED:________________________

The following beneficiaries are designated to receive death benefits payable under the Agreement:

PERSONAL PAYEE AS DIRECT BENEFICIARY

First Name	Initial	Last Name

Relationship to Executive		Date of Birth

PERSONAL PAYEE AS CONTINGENT BENEFICIARY

First Name	Initial	Last Name

Relationship to Executive		Date of Birth

TRUSTEE AS DIRECT BENEFICIARY

TRUSTEE AS CONTINGENT BENEFICIARY

SIGNATURE OF EXECUTIVE:

Gary D. Riley, Executive

Witness

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EXHIBIT A

AMENDED AND RESTATED DEFERRED COMPENSATION
AGREEMENT
FIRST FEDERAL BANK OF WISCONSIN
WITH
GARY D. RILEY, EXECUTIVE

Schedule of Basis for Accrual of Benefits

All increments of the deferred compensation payable to Executive under the Agreement are determined on a cumulative monthly basis. All increments credited to the Executive are vested for the Executive, subject to forfeiture in accordance with the terms of the Agreement. Monthly increments of the deferred compensation began to accrue commencing with the month of January 2014. The total of the accrued monthly increments accumulated as of the Determination Date determines the amount of the deferred compensation payable to Executive. Except as otherwise provided in the Agreement, the total amount of deferred compensation as of the Determination Date, shall be paid out over a period of one hundred twenty (120) months together with interest at the rate of 5 percent per annum calculated on the unpaid portion of the Accrued Balance, in level monthly payments. (E.g. If, for illustration purposes only, the Determination Date is December 31, 2016, the Accrued Balance of the deferred compensation will be $188,563.00 and shall be payable to Executive in equal monthly payments of $2,000.00 each, commencing on the 31st day of January, 2017, and on the last day of each consecutive month thereafter, with a final payment paid on December 31, 2027.

Accrual Period	Monthly Accrual	Accrued Balance at End of Period
1-1-14 to 12-31-14	$2,000.00	$24,000.00
1-1-15 to 4-30-15	$4,000.00	$40,000.00
5-1-15 to 12-31-15	$7,400.00	$99,200.00
1-1-16 to 12-31-16	$7,447.00	$188,563.00

Exhibit A reviewed and agreed to by Bank and Executive on this 24th day of May, 2017.

FIRST FEDERAL BANK OF WISCONSIN

By:	/s/ James Tarantino
James Tarantino, Director

Attest:	/s/ Kathryn Sawyer Gutenkunst
Kathryn Sawyer Gutenkunst, Secretary

/s/ Gary D. Riley	(Seal)
Gary D. Riley, Executive

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